Salem Media Group, Inc.

4880 Santa Rosa Road

Camarillo, California 93012

October 3, 2019

Via EDGAR Correspondence

Gregory Dundas

Office of Telecommunications

Division of Corporation Finance

Securities and Exchange Commission

100 F. Street, N.E.

Washington D. C. 20549

Re:	Acceleration of Effective Date
Salem Media Group, Inc.
Registration Statement on Form S-3
File No. 333-233861

Dear Mr. Dundas:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Salem Media Group, Inc. (the “Company”) and the undersigned co-registrants hereby request that the effective date of the above-referenced Registration Statement (the “Registration Statement”) be accelerated so that the Registration Statement becomes effective under the Securities Act by 4:00 p.m., Eastern Time, on October 4, 2019, or as soon thereafter as practicable.

The Company and the undersigned co-registrants understand that the staff of the Securities and Exchange Commission will consider this request as confirmation by the Company and the undersigned co-registrants of their respective awareness of their responsibilities under the federal securities laws as they relate to the offering of the securities covered by the Registration Statement.

Very truly yours,

SALEM MEDIA GROUP, INC.

By:	/s/ Christopher J. Henderson
Christopher J. Henderson
Executive Vice President and General Counsel

Co-Registrants:

AIR HOT, INC.
BISON MEDIA, INC.
INSPIRATION MEDIA, INC.
NEW INSPIRATION BROADCASTING COMPANY, INC.
NI ACQUISITION CORPORATION
REACH SATELLITE NETWORK, INC.
SALEM COMMUNICATIONS HOLDING CORPORATION
SALEM CONSUMER PRODUCTS, INC.
SALEM MEDIA OF COLORADO, INC.
SALEM MEDIA OF HAWAII, INC.
SALEM MEDIA OF OHIO, INC.
SALEM MEDIA OF OREGON, INC.
SALEM MEDIA OF TEXAS, INC.
SALEM MEDIA REPRESENTATIVES, INC.
SALEM RADIO NETWORK INCORPORATED
SALEM RADIO PROPERTIES, INC.
SCA LICENSE CORPORATION
SRN NEWS NETWORK, INC.
SRN STORE, INC.

By:	/s/ Edward G. Atsinger III
Edward G. Atsinger III
Chief Executive Officer

INSPIRATION MEDIA OF TEXAS, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF ILLINOIS, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF MASSACHUSETTS, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF NEW YORK, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM RADIO OPERATIONS, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM SATELLITE MEDIA, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM WEB NETWORK, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SCA-PALO ALTO, LLC

BY:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

By:	/s/ Edward G. Atsinger III
Edward G. Atsinger III
Chief Executive Officer

EAGLE PRODUCTS, LLC

BY:	CARON BROADCASTING, INC.,
ITS MANAGING MEMBER

By:	/s/ Edward G. Atsinger III
Edward G. Atsinger III
Chief Executive Officer